Exhibit (n)


                              AMENDED AND RESTATED
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3
                                       OF
                         MORGAN KEEGAN SELECT FUND, INC.


      This Multiple Class Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of Morgan Keegan Intermediate Bond Fund ("Intermediate Bond"), Morgan Keegan High Income Fund ("High Income"), Morgan Keegan Core Equity Fund ("Core Equity"), Morgan Keegan Utility Fund ("Utility"), Morgan Keegan Select Financial Fund ("Financial Fund") and Morgan Keegan Select Capital Growth Fund ("Capital Growth") (each a "Portfolio"), and may be amended from time to time to add any series that may be established in the future.

A.    GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
      -----------------------------------------------

      1. CLASS A SHARES. Class A shares of each Portfolio are offered with the imposition of the initial sales charges set forth below:

            Morgan Keegan Intermediate Bond Fund: 2.00% of purchase amount (maximum)

            Morgan Keegan High Income Fund: 2.50% of purchase amount (maximum)

            Morgan Keegan Core Equity Fund: 3.00% of purchase amount (maximum)

            Morgan Keegan Utility Fund: 3.00% of purchase amount (maximum)

            Morgan Keegan Select Financial Fund: 4.75% of purchase amount (maximum)

            Morgan Keegan Select Capital Growth Fund: 3.50% of purchase amount (maximum)

      Class A shares of Intermediate Bond, High Income, Core Equity and Utility are subject to an annual service fee of 0.25 % of the average daily net assets of the Class A shares of Intermediate Bond, High Income, Core Equity and Utility under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act. Class A shares of Intermediate Bond, High Income, Core Equity and Utility are not subject to distribution fees.

      Class A shares of the Financial Fund and Capital Growth are subject to an annual distribution fee of 0.25% of the average daily net assets of the Class A shares of Financial Fund and Capital Growth and a service fee of 0.25% of the average daily net assets of the Class A shares under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.


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      2. CLASS C SHARES.  Class C shares of Intermediate Bond, High Income, Core
Equity, Utility and Capital Growth are offered without the imposition of an initial sales charge but with the imposition of a 1.00% maximum contingent deferred sales charge. Class C shares of Financial Fund are offered with an initial sales charge of 1.50% and with a 1.00% maximum contingent deferred sales charge.

      Class C shares of the Intermediate Bond are subject to an annual distribution fee of up to 0.35 % of its average daily net assets and an annual service fee of 0.25 % of its average daily net assets under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

      Class C shares of the High Income are subject to an annual distribution fee of up to 0.50 % of its average daily net assets and an annual service fee of
0.25 % of its average daily net assets under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

      Class C shares of Core Equity, Utility and Financial Fund are subject to an annual distribution fee of up to 0.50% of its average daily net assets and an annual service fee of 0.50% of its average daily net assets under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

      Class C shares of Capital Growth are subject to an annual distribution fee of up to 0.50% of its average daily net assets and an annual service fee of 0.50%% of its average daily net assets under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

      3. CLASS I SHARES. Class I shares of each Portfolio are offered and sold without imposition of an initial sales charge, contingent deferred sales charge, service fee and distribution fee.

B.    EXPENSE ALLOCATION OF EACH CLASS
      --------------------------------

      Certain expenses may be attributable to a particular Class of shares of a Portfolio ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

      In addition to the distribution and service fees described above, each Class may, by action of the Board of Directors or its delegate, also pay a different amount of the following expenses:

            (1) legal, printing and postage expenses related to preparing and distributing to current shareholders of a specific Class materials such as shareholder reports, prospectuses, and proxies;

            (2)   Blue Sky fees incurred by a specific Class;

            (3)   SEC registration fees incurred by a specific Class;

            (4) expenses of administrative personnel and services required to support the shareholders of a specific Class;


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            (5)   Directors' fees incurred as a result of issues relating
                  to a specific Class;

            (6) litigation expenses or other legal expenses relating to a specific Class;

            (7) transfer agent fees and shareholder servicing expenses identified as being attributable to a specific Class; and

            (8) such other expenses actually incurred in a different amount by a Class or related to a Class' receipt of services of a different kind or to a different degree than another Class.

C.    EXCHANGE PRIVILEGES:
      -------------------

      The Class A, C and I shares of each Portfolio may be exchanged for shares of any other Portfolio in Morgan Keegan Select Fund, Inc. The new Portfolio shares will be the same class as the shares being exchanged.

      These exchange privileges may be modified or terminated by the Fund in certain instances, and exchanges may be made only into funds that are legally available for sale in the investor's state of residence.

D.    CLASS DESIGNATION:
      -----------------

      Subject to approval by the Board of Directors, the Fund may alter the nomenclature for the designations of one or more of its Classes of shares.

E.    ADDITIONAL INFORMATION:
      ----------------------

      This Multiple Class Plan is qualified by and subject to the terms of the Prospectus; provided, however, that none of the terms set forth in the Prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The Prospectus contains additional information about the Classes and the Fund's multiple-class structure.

F.    DATE OF EFFECTIVENESS:
      ---------------------

      This Multiple Class Plan is effective on August 21, 2000, provided that this Plan shall not become effective with respect to any Portfolio unless such action has first been approved by the vote of a majority of the Board of Directors of the Fund and by vote of a majority of those directors who are not interested persons of the Fund.




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